Law Offices
Of
MICHAEL S. DEBENON, ESQ.
575 Anton Boulevard, Ste. 300
Costa Mesa, CA 92626
Phone: (714) 432-6551                                           Fax: (714) 964-7344

ATTORNEY-CILENT MONTHLY RETAINER AGREEMENT

This is the written fee agreement ("Agreement") that California law requires attorneys to have with their clients. The Law Offices of Michael S. DeBenon, (hereinafter referred to as "Attorney") will provide legal services to DM Products, Inc. ("Client") on the terms set forth below.

1.	CONDITIONS. This Agreement will not take effect, and Attorney will have no obligation to provide legal services, until Client returns a signed copy of this Agreement.

2.
SCOPE OF SERVICES. Client hires Attorney to provide legal services as general counsel for client on a month to month basis.  Attorney will provide those legal services reasonably required to represent Client. Attorney will take reasonable steps to keep Client informed of progress and to respond to Client's inquiries. This Agreement will cover all services required by client that are within attorney's ability to perform. This will include all forms of communication, document review and preparation, litigation, and general advice.

3.
CLIENT DUTIES. Client agrees to be truthful with Attorney, to cooperate, to keep Attorneys informed of any information or developments which may come to Client's attention, to abide by this agreement, to pay Attorney's bills on time and to keep Attorney advised of Client's address, telephone number and whereabouts. Client will assist Attorney in providing information and documents necessary for the representation in desired matter.

4.	MONTHLY RETAINER. Client agrees to pay Attorney a flat fee of $6,000.00 per month, commencing July 1, 2009 and continuing until terminated by either party upon thirty (30) days written notice.

Client agrees to pay all monthly retainer fees within thirty (30) days after receipt from attorney of an invoice reflecting the amount then owed.

5.	LEGAL FEES AND BILLING PRACTICES. Client understands and acknowledges current hourly rates for legal personnel are as follows:

Partners                           $300.00/hour

Associates                      $225.00/hour

Paralegals                        $175.00/hour

6. COSTS AND OTHER CHARGES.

(a)  In General Attorney will incur various costs and expenses in performing legal services under this Agreement. Client agrees to pay for all costs, disbursements and expenses in addition to the monthly fees. The costs and expenses commonly include fees fixed by law or assessed by public agencies, long distance telephone charges, messenger and other delivery fees, postage, photocopying and other reproductions costs, travel costs including parking, mileage, transportation, meals and hotel costs, investigation expenses and consultants' fees and other similar items. All costs and expenses will be charged at Attorney's cost.

(b) Out of Town Travel Client agrees to pay transportation, meals, lodging and all other costs of any necessary out-of-town travel by Attorneys' personnel.

(c) Consultants and Investigators To aid in the representation of Client's matter, it may become necessary to hire consultants or investigators. Client agrees to pay such fees and charges. Attorney will select any consultants or investigators to be hired and Client will be informed of persons chosen and their charges.

7.
DISCHARGE AND WITHDRAWAL. Client may discharge Attorney at any time. Attorney may withdraw with Client's consent or for good cause. Good cause includes Client's breach of this agreement, refusal to cooperate or to follow Attorney's advice on a material matter or any fact or circumstance that would render Attorney's continuing representation unlawful or unethical. When Attorney's services conclude, all unpaid charges will immediately become due and payable. After services conclude, Attorney will, upon Client's request, deliver Client's file(s), and property in Attorney's possession, whether or not Client has paid for all services.

8.
DISCLAIMER OF GUARANTEE AND ESTIMATES. Nothing in this agreement and nothing in Attorney's statements to Client will be construed as a promise or guarantee about the outcome of any matter. Attorney makes no such promises or guarantees. Attorney's comments about the outcome of the matters are expressions of opinion only.

9.
ENTIRE AGREEMENT. This Agreement contains the entire Agreement of the parties. No other agreement, statement, or promise made on or before the effective date of this Agreement will be binding on the parties.

10.
SEVERABILITY IN EVENT OF PARTIAL INVALIDITY. If any provision of this Agreement is held in whole or in part to be unenforceable for any reason, the remainder of that provision and of the entire Agreement will be severable and remain in effect.

11.	MODIFICATION BY SUBSEQUENT AGREEMENT. This Agreement of the parties only by an instrument in writing signed by both of them or an oral agreement only to the extent that the parties carry it out.

12.
EFFECTIVE DATE. This Agreement will govern all legal services performed by Attorney on behalf of Client commencing with the date Attorney first performed services. The date at the beginning of this Agreement is for reference only. Even if this agreement does not take effect, Client will be obliged to pay Attorney's the reasonable value of any services Attorney may have performed for Client

DATED:  06-07-09

DM Products, Inc.

By: /s/ Kurt Cockrum